EXHIBITS (5) & (23)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

April 29, 2008

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, New York 10080

Ladies and Gentlemen:

As your counsel, we have examined a copy of the Restated Certificate of Incorporation, as amended, of Merrill Lynch & Co., Inc. (hereinafter called the “Company”), certified by the Secretary of State of the State of Delaware. We are familiar with the corporate proceedings had in connection with the proposed issuance and sale by the Company to the Underwriters named in the Underwriting Agreement dated April 22, 2008 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) as representative of the several underwriters, of 102,000,000 (117,300,000, if the Underwriters exercise their over-allotment option in full) Depositary Shares (the “Depositary Shares”), each representing a 1/1200th interest in a share of the Company’s 8.625% Non-Cumulative Preferred Stock, Series 8 (the “Preferred Stock, Series 8”). We have also examined a copy of the Deposit Agreement between the Company and The Bank of New York, as Depositary, to be dated April 29, 2008 (the “Deposit Agreement”) related to the Preferred Stock, Series 8 and the Company’s Registration Statement on Form S-3 (File No. 333-132911) relating to the Preferred Stock, Series 8 (the “Registration Statement”).

Based on the foregoing and upon such further investigation as we deemed relevant for these purposes, we are of the opinion that:

1. The Company has been duly incorporated under the laws of the State of Delaware.

2. The Preferred Stock, Series 8 has been duly authorized by the Company and when the Preferred Stock has been duly executed in accordance with the terms of the By-laws of the Company, and issued and delivered pursuant to the Deposit Agreement and Underwriting Agreement against payment of the consideration set forth therein, will be validly issued and fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to the Current Report of the Company on Form 8-K dated April 29, 2008.

Very truly yours,

/S/ SIDLEY AUSTIN LLP

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